Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of June 17, 2008 (the “Execution Date”) is made by and between ArQule, Inc., a Delaware corporation (the “Company”) with its principal offices at 19 Presidential Way, Woburn, Massachusetts  01801, and Brian Schwartz (“Executive”) whose current principal residential address is 18 October Hill Road, Woodbridge, Connecticut 06525.

WHEREAS, the Company desires to employ Executive as its Chief Medical Officer and Vice President and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Executive (collectively, the “Parties”) hereby agree as follows:

1.                                       Term of Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, upon the terms and subject to the conditions set forth in this Agreement.  Executive’s employment shall commence on July 14, 2008 (the “Effective Date”) and shall continue until terminated in accordance with the provisions of Section 5 of this Agreement (the “Employment Term”).

2.                                       Title; Duties.  During the Employment Term, Executive shall serve as the Chief Medical Officer and Vice President of the Company.  Executive hereby agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the President or Chief Executive Officer of the Company shall from time to time reasonably assign to Executive.

3.                                       No Conflict.  During the Employment Term, Executive shall devote substantially all of Executive’s business time and efforts to the performance of Executive’s duties hereunder and shall not, directly or indirectly, engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such duties.  Notwithstanding the foregoing, Executive may engage in other activities, such as activities involving charitable, educational, religious, trade association, civic and similar types of organizations, speaking engagements and membership on the Board of Directors or equivalent of other organizations (“Outside Activities”), provided that Executive shall obtain the President’s written consent before engaging in any such Outside Activities, and provided further that Executive’s participation in such Outside Activities shall not be in violation of any of Executive’s obligations to the Company, including but not limited to those set forth in the Company’s Code of Conduct.  Executive represents and warrants that Exhibit A attached hereto states all Outside Activities which Executive is participating in as of the Effective Date, and to which the Company hereby consents.

4.                                       Compensation and Benefits.

4.1                                 Base Salary.  During the Employment Term, the Company shall pay Executive for Executive’s services hereunder a base salary at the initial annual rate of $325,000, payable in substantially equal installments in accordance with the Company’s usual payment practices and subject to annual review and adjustment by the Company in its sole discretion.  Such amount (as it may be adjusted upward or downward from time to time in accordance with this Section 4.1) shall be referred to herein as the “Base Salary.”

4.2                                 Bonus Compensation.  For each calendar year during the Employment Term, Executive shall be eligible to receive a discretionary annual cash bonus, the target amount of which shall be thirty-five (35) percent of Executive’s Base Salary.  The award of an annual cash bonus, if any, shall be in the Company’s sole discretion and shall be based on Company and individual performance.  For calendar year 2008, the annual cash bonus award, if any, shall be prorated based on the portion of the year actually worked by Executive.  The annual cash bonus typically is paid during the first quarter of the following calendar year, and, except as otherwise expressly provided herein, Executive must be actively employed with the Company as of the payment date in order to receive the discretionary annual cash bonus, if any.  Executive shall also be eligible to participate in any and all other bonus plans and packages that are made available to the Company’s executives, on a basis consistent with Executive’s position and then-current Base Salary and in accordance with the policies and practices of the Company and the Company’s Board of Directors.

4.3                                 Stock Option Grant.  As further compensation for Executive’s services hereunder, the Company shall grant to Executive, on the Effective Date, a stock option (the “Execution Stock Option”) to purchase 200,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), pursuant to the Company’s Amended and Restated 1994 Equity Incentive Plan (the “Plan”) and in accordance with the terms, and subject to a vesting schedule pursuant to which twenty-five percent of the shares shall vest annually commencing on the first anniversary of the Effective Date, and other conditions, set forth in substantially the form of Option Certificate attached hereto as Exhibit B.  The method of determining the exercise price of the Execution Stock Option is set forth in the attached Exhibit C.  In its sole discretion, the Company may grant to Executive from time to time other stock options to purchase additional shares of Common Stock, also pursuant to the Plan and such other terms and conditions set forth at the time of such grant (the Execution Stock Option and such other stock options, collectively, the “Stock Options”) and may also grant stock awards.  The Execution Stock Option is intended to be an “incentive stock option” to the extent permissible under Section 422 of the Internal Revenue Code of 1986 (the “Code”), including the $100,000 limitation of Code Section 422(d).]

4.4                                 Executive Benefits.  During the Employment Term, Executive shall be eligible to participate in all employee benefit plans and perquisite plans and policies

(including fringe benefits, 401(k) plan participation, life, health dental, accident and short and long term disability insurance) which the Company may, in its sole and absolute discretion, make available to its similarly-situated employees, whether such benefits are now in effect or hereafter adopted, subject to the terms and conditions of each such plan or policy.  The Company may alter, modify, add to or delete its employee benefit plans and its perquisite plans and policies at any time as it, in its sole judgment, determines to be appropriate, without recourse by Executive.

4.5                                 Paid Time Off.  Executive shall be entitled to four weeks (20 working days) of paid time off (“PTO”) per annum during the Employment Term, which will accrue pursuant to the Company’s policies and practices and is to be taken at such time or times as shall be mutually convenient for the Company and Executive; provided, however, that the Company may elect to increase the annual time to which Executive shall be entitled to PTO.  Unused PTO shall be allocated pursuant to the Company’s policies and practices.

4.6                                 Business Expenses and Perquisites.  Upon delivery of adequate documentation of expenses incurred in accordance with the policies and practices of the Company, Executive shall be entitled to reimbursement by the Company for reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with such policies as the Company may from time to time have in effect.

4.7                                 Relocation Expenses.  Upon delivery of adequate documentation of expenses incurred in relocation of Executive’s primary residence to Massachusetts, the Company shall reimburse Executive, in an amount not to exceed $75,000, for reasonable expenses incurred by Executive in the course of such relocation, subject to the ArQule Relocation Policy Guidelines.  The Company’s decision on which relocation expenses are reimbursable under this paragraph shall be conclusive.  Executive shall not be entitled to reimbursement under this paragraph if he does not submit a request and provide documentation for such reimbursement within two years of the Effective Date of this Agreement.  The reimbursement provided under this paragraph shall not apply to more than one relocation by Executive.  In the event that Executive resigns his employment with the Company or is terminated for Cause within one year of receiving any reimbursement as provided under this paragraph, Executive shall be required to repay to the Company any and all reimbursement amounts received pursuant to this paragraph.

4.8                                 Deductions and Withholdings.  Notwithstanding any other provision of this Agreement, any payments or benefits hereunder shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions, as the Company reasonably determines it should withhold pursuant to any applicable law or regulation.

4.9                                 Annual Review.  Executive shall receive an annual review of his performance by the President of the Company.

5.                                       Termination.

5.1                                 Without Cause by the Company. The Company may terminate Executive’s employment hereunder at any time without Cause (as defined in Section 5.2) upon not less than fourteen (14) days prior written notice from the Company to Executive.  The effective date of Executive’s termination shall be referred to herein as the “Termination Date.”  If Executive’s employment is terminated by the Company pursuant to this Section 5.1, all compensation and benefits provided to Executive by the Company pursuant to this Agreement or otherwise shall cease as of the Termination Date, except that the Company shall pay Executive all Base Salary owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO, as of the Termination Date.

5.1.1                        The Severance Package.  In the event the Company terminates Executive’s employment without Cause, and provided that Executive first executes a general release in a form and of a scope reasonably acceptable to the Company within sixty (60) days of the Termination Date, the Company shall provide, following the effective date of such general release, the following severance benefits to Executive (the “Severance Package”):

(a)                                  A payment (the “Severance Payment”) in the following amount:

(i)                                     An amount equal to Executive’s Base Salary through the end of the twelve (12) month period commencing on the Termination Date; plus

(ii)                                  An amount equal to the average annual discretionary cash bonus, if any, awarded by the Company to Executive with respect to the two years preceding the year in which the Termination Date occurs, provided that, for purposes of this paragraph only, Executive shall be deemed to have received his thirty-five percent of Base Salary bonus target for any year within such two-year period in which Executive was not paid a bonus solely because Executive was not employed by the Company, and provided further that for purposes of this sub-paragraph only, the annual discretionary cash bonus, if any, awarded by the Company shall not be pro-rated.  Attached at Exhibit D is a series of examples of the manner in which this portion of the Severance Payment shall be calculated.

(b)                                 Payment of the costs associated with continuing the benefits which Executive is entitled to receive pursuant to Section 4.4 of this Agreement at the level in effect as of the Termination Date

(subject to any employee contribution requirements applicable to Executive on the Termination Date) through the twelve (12) month period commencing on the Termination Date, to the extent such benefits may continue beyond the Termination Date (for example, among other things, Executive’s coverage under the Company’s life and disability insurance policies will terminate as of the Termination Date).

(c)                                  The Severance Payment shall be paid to Executive in substantially equal installments, according to the Company’s regular payroll schedule, over the twelve (12) month period beginning on the first regular payroll date following the effective date of the general release executed by Executive as provided above, subject to Section 5.8 below.

5.1.2                        Deemed Termination.  For purposes of this Section 5.1, a “termination without Cause” by the Company shall be deemed to have occurred where Executive has complied with the “Deemed Termination Process” (hereinafter defined) following the occurrence of any of the following events (a “Deemed Termination Condition”) without the Executive’s prior written consent:

(a)                                  A diminution of Executive’s Base Salary below $325,000 on an annualized basis (other than in connection with a Company-wide decrease in salary affecting all or substantially all senior management employees of the Company);

(b)                                 A diminution in Executive’s authority, duties or responsibilities without Cause;

(c)                                  A material change in the geographic location of Executive’s place of employment (for purposes of this paragraph, a “material change” shall be deemed to occur only if the Company relocates Executive’s place of employment by a distance of more then fifty (50) miles, excluding any relocation to the Company’s existing offices in Woburn, MA); or

(d)                                 The Company materially breaches any of its obligations to Executive pursuant to this Agreement.

“Deemed Termination Process” shall mean that (i) the Executive reasonably determines in good faith that a Deemed Termination Condition has occurred; (ii) the Executive provides written notice to the Company of the occurrence of the Deemed Termination Condition within 45 days of the initial occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Deemed

Termination Condition; (iv) notwithstanding such efforts, the Deemed Termination Condition continues to exist; and (v) the Executive provides the Company with a Notice of Termination, which establishes a Termination Date within 30 days after the end of the Cure Period.  If the Company cures the Deemed Termination Condition during the Cure Period, a “termination without Cause” shall be deemed not to have occurred.

5.2                                 For Cause by the Company.  Notwithstanding any other provision of this Agreement, Executive’s employment hereunder may be terminated by the Company at any time for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) Executive’s failure to follow the reasonable instructions of the President or Chief Executive Officer or otherwise perform Executive’s duties hereunder (other than as a result of a Disability (as defined in Section 5.3)) for thirty (30) days after a written demand for performance is delivered to Executive on behalf of the Company, which demand specifically identifies the manner in which the Company alleges that Executive has not substantially followed such instructions or otherwise performed Executive’s duties; (ii) material violation by Executive of the Company’s Code of Conduct; (iii) Executive’s willful misconduct that is materially injurious to the Company (whether from a monetary perspective or otherwise); (iv) Executive’s willful commission of an act constituting fraud with respect to the Company; (v) conviction of Executive for a felony under the laws of the United States or any state thereof; or (vi) Executive’s material breach of Executive’s obligations under Sections 7 or 8 hereof.

If Executive’s employment is terminated by the Company for Cause, all compensation and benefits provided to Executive by the Company pursuant to this Agreement or otherwise shall cease as of the Termination Date, except that the Company shall pay Executive all Base Salary owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO, as of the Termination Date.

5.3                                 Disability.  Subject to the requirements of the Americans with Disabilities Act, Massachusetts General Laws Chapter 151B and any other applicable laws, Executive’s employment hereunder may be terminated by the Company at any time in the event of the Disability of Executive.  For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to physical or mental disablement which continues for a period of four (4) consecutive months during the Employment Term, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or Executive’s personal representative) or, if the Company and Executive (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or such representative) and one designated by the two physicians so designated.  If Executive’s employment is terminated by the Company for Disability, all compensation and benefits provided to Executive by the Company pursuant to this Agreement or otherwise shall cease as of the Termination Date, except that (a) the Company shall pay Executive all Base Salary owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO, as of the Termination Date; and (b) provided that Executive first executes a general release in a form and of a scope reasonably acceptable to the Company within sixty (60) days of the Termination Date, Executive shall be entitled to the Severance Package, except that the portion of the Severance Payment based on Executive’s Base Salary paid as a part of the Severance Package shall be reduced by the amount of Base Salary, salary continuation (short-term disability), and cash disability benefits (long-term disability) paid to Executive for the corresponding period under the Company’s employee benefit plans as then in effect.

5.4                                 Death.  Executive’s employment hereunder shall automatically terminate in the event of Executive’s death.  If Executive’s employment is terminated by the death of Executive, all compensation and benefits provided to Executive by the Company pursuant to this Agreement or otherwise shall cease as of the Termination Date, except that (a) the Company shall pay to Executive’s estate or legal representative all Base Salary owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO, as of the Termination Date; and (b) provided that Executive’s estate first executes a general release in a form and of a scope reasonably acceptable to the Company within ninety (90) days of the Termination Date, Executive shall be entitled to the Severance Package.

5.5                                 Termination by Executive.  Executive’s employment hereunder may be terminated by Executive at any time upon not less than thirty (30) days prior written notice from Executive to the Board.  Executive agrees that such notice period is reasonable and necessary in light of the duties assumed by Executive pursuant to this Agreement and fair in light of the consideration Executive is receiving pursuant to this Agreement.  If Executive terminates Executive’s employment with the Company pursuant to this Section 5.5, all compensation and benefits provided to Executive by the Company pursuant to this Agreement or otherwise shall cease as of the Termination Date, except that the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO as of the Termination Date.

5.6                                 Notice of Termination.  Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other Party in accordance with Section 11 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

5.7                                 Survival.  The provisions of Sections 7, 8 and 9 shall survive the termination of this Agreement.

5.8                                 Section 409A of the Code.  It is the intention of the parties to this Agreement that, to the extent possible, no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive under Section 409A of the Internal Revenue Code (“Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”).  The Agreement shall be interpreted to that end and consistent with that objective.  Notwithstanding any other provision herein, if Executive is a “specified employee” as defined in, and pursuant to, Treas. Reg. Section 1.409A-1(i) on the Termination Date, no payment of compensation under this Agreement shall be made to Executive during the period lasting six (6) months from the Termination Date.  If any payment to Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made in a lump sum payment on the first business day following the expiration of the six-month period referred to in the prior sentence, and, as of the first business day following the expiration of such six-month period, all such payments shall resume in accordance with the schedule for such payments.

Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  To the extent any reimbursement or in-kind benefit due to Executive under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursement or in-kind benefit shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

6.                                       Accelerated Vesting in Change of Control.  In the event that both (i) a Change of Control occurs and (ii) the Company terminates Executive’s employment without Cause (or is deemed to terminate Executive’s employment without Cause) within the period commencing three months prior to the latest possible date of a Change of Control and ending one year after the latest possible date of a Change of Control, any Stock Option held by Executive shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate, and any shares of Restricted Stock previously granted shall immediately be free and clear of any restrictions.  For purposes of this Agreement, any one of the following events shall be considered a “Change of Control” of the Company:

(a)                                  Acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) of any amount of the Company’s Common Stock so that such person holds or controls fifty percent (50%) or more of the Company’s Common Stock;

(b)                                 Merger or consolidation of the Company with or into any other entity in which the holders of the Company’s outstanding shares of capital stock immediately before such merger or consolidation do not, immediately after such merger or consolidation, retain capital stock representing a majority of the voting power of the surviving entity of such merger or consolidation;

(c)                                  Sale of all or substantially all of the assets of the Company to a third party;

(d)                                 Within any twenty-four (24) month period, the election by the stockholders of the Company of twenty percent (20%) or more of the directors of the Company other than pursuant to nomination by the Board, or its designated committee; or

(e)                                  Execution of a legally binding, definitive agreement approved by the Board of Directors providing for any of the events set forth in (a), (b), (c) or (d) above.

7.                                       Confidentiality.

7.1                                 Definitions.  As used herein, the term “Confidential Information” shall mean any and all ideas, inventions, information, know-how, compounds, materials and other items (whether patentable or not) that are confidential or proprietary to the Company (or to its affiliates, collaborators, consultants, suppliers, or customers) whether disclosed in written, oral, tangible or other form and whether or not labeled or otherwise identified as confidential or proprietary.  Confidential Information shall include, without limitation, the following to the extent proprietary to the Company (or to its affiliates, collaborators, consultants, suppliers or customers) and not publicly available:

(a)                                  inventions, trade secrets, discoveries and computer programs, and any improvements or modifications thereto;

(b)                                 engineering, research, development and design projects, data, designs, drawings and specifications;

(c)                                  manufacturing, development and other technical processes, applications, methods, apparatus and equipment;

(d)                                 business information such as lists of approved components and sources, price lists, product costs, production schedules, business plans, sales information, profit and loss information, and customer and collaborator lists;

(e)                                  any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, and mutants, as well as any and all derivatives or replications derived from or relating to such materials; and

(f)                                    any and all information, materials and other items supplied by third parties to the Company (or generated by the Company for third parties) under an obligation of confidentiality.

7.2                                 Non-Disclosure.  Executive shall not at any time (whether during or after Executive’s employment with the Company) disclose or use any Confidential Information for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other organization, entity or enterprise (a “Person”) other than the Company.

7.3                                 Exceptions.  Notwithstanding any other provision in the Agreement, Confidential Information shall not include any information or material which:

(g)                                 is or becomes generally available to the public other than as a result of disclosure thereof by Executive;

(h)                                 is lawfully received by Executive on a non-confidential basis from a third party that is not itself under an obligation of confidentiality or non-disclosure to the Company with respect to such information;

(i)                                     can be shown by Executive to have been independently developed by Executive;

(j)                                     Executive establishes by competent proof was in Executive’s possession at the time of disclosure by the Company and was not acquired, directly or indirectly from the Company; or

(k)                                  is required to be publicly disclosed by law or by regulation; provided, however, that in such event Executive shall provide the Company with prompt advance notice of such disclosure so that the Company has the opportunity if it so desires to seek a protective order or other appropriate remedy.

7.4                                 Return of Company Property.  Executive agrees that upon termination of Executive’s employment hereunder, Executive shall return immediately to the Company any proprietary materials, any materials containing Confidential Information and any other Company property then in Executive’s possession or under Executive’s control, including, without limitation all notes, drawings, lists, memoranda, magnetic disks or tapes, or other recording media containing such Confidential Information, whether alone or together with non-confidential information, all documents, reports, files, memoranda, records, software, credit cards, door and file keys, telephones, PDAs, computers, computer access codes, disks and instructional manuals, or any other physical property that Executive received, prepared, or helped prepare in connection with Executive’s employment under this Agreement.  Upon termination, Executive shall not retain any copies, duplicates, reproductions, or excerpts of Confidential Information, nor shall Executive show or give any of the above to any third party.  Executive further agrees that Executive shall not retain or use for Executive’s account at any time any trade name, trademark, service mark, logo or other proprietary business designation used or owned in connection with the business of the Company.

7.5           Other Agreements.  Executive represents and warrants that Executive is not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of Executive’s duties and obligations to the Company (including Executive’s duties and obligations under this or any other agreement with the Company).  If Executive is prevented from performing his duties under this Agreement for any period of time by order of a court of competent jurisdiction as a result of the exercise of any legal or equitable remedy available to ZIOPHARM Oncology, Inc. (“ZIOPHARM”) under that certain Invention, Non-Disclosure and Non-Competition Agreement dated June 1, 2006 between Executive and ZIOPHARM, then as of the date of such court order the Company may exercise its right to terminate Executive’s employment for Cause pursuant to Section 5.2 of this Agreement.  Executive understands that the Company does not desire to acquire from Executive any trade secrets, know-how, or confidential or proprietary business information that Executive may have acquired from others.  Therefore, Executive agrees that during the Employment Term and thereafter, Executive shall not, through, for or on behalf of the Company, improperly use or disclose any confidential or proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom Executive has an agreement or to whom Executive owes a duty to keep such information in confidence, and Executive further agrees that any such improper use or disclosure of any such confidential or proprietary information or trade secrets shall be a material breach of this Agreement.

8.             Non-Competition; Non-Solicitation.

8.1           Non-Competition.  During Executive’s employment with the Company or any of its affiliates and for a period of one (1) year after the termination or cessation of such employment for any reason, Executive shall not directly or indirectly, alone or through any other organization or entity, including without limitation becoming an employee, investor (except as provided below), officer, agent, partner, member or director of any such organization or entity, engage or prepare to engage in any Competitive Activity.  For purposes of this Agreement, the term “Competitive Activity” means any area of business that the Company or any of its affiliates worldwide (which affiliates shall not include any entity that purchases the Company or otherwise acquires all or substantially all of the Company’s assets and any of such purchasing or acquiring entity’s affiliates) conducted or actively planned to conduct at any time during Executive’s employment, including but not limited to oncological drug development and kinase platform drug development.  Notwithstanding the foregoing, Executive shall not be deemed to be engaged directly or indirectly in any Competitive Activity if Executive participates in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership.  For purposes of this Section, Executive shall be deemed to be engaging in Competitive Activity as of the date that Executive accepts employment or consulting engagement with any other person or entity, regardless of when Executive actually begins providing services under such employment or consulting engagement, but only if Executive is preparing to engage in Competitive Activity during such period.  Nothing in this Section shall be construed to affect in any way Executive’s confidentiality obligations as set forth in Section 7 of this Agreement.  Nothing in this Section shall be construed to prohibit Executive from seeking permission from the Company to engage in any activity which may otherwise fall within the definition of Competitive Activity as set forth in this Section, provided that a grant of permission from the Company, if any, must be in writing.

8.2                                 Non-Solicitation.  During Executive’s employment with the Company or any of its affiliates and for a period of one (1) year after the termination or cessation of such employment for any reason thereafter, Executive will not directly or indirectly: (a) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company or its affiliates with whom the Company or its affiliates has or is actively negotiating a written agreement as of the Termination Date; (b) recruit, solicit or hire any person who is, or within the six (6) month period preceding the Termination Date was, an officer, director or employee of the Company or any of its affiliates or was a scientific consultant with an exclusive arrangement with the Company or any of its affiliates; or (c) induce or attempt to induce any officer, director, employee consultant, agent or representative of the Company or any of its affiliates to discontinue his or her relationship with the Company or any of its affiliates or to commence an employment or other business relationship with another entity.

9.                                       Injunctive Relief and Other Remedies.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 7 and 8 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.  In addition, in the event that Executive breaches any provision of Sections 7 or 8 of this Agreement, the applicable time periods set forth in such Sections, shall be extended for a period of time equal to the period of time during which Executive was in breach of the Agreement, up to a maximum of twelve (12) months, and if the Company is required to seek relief from such breach in any judicial proceedings, then such time limitations shall extend for a period of time equal to the pendency of any such proceedings, including all appeals, up to a maximum of twenty-four months.  In connection with the restrictions in Sections 7 and 8, Executive represents that his economic means are such that those provisions will not prevent him from providing for himself and his family on a basis satisfactory to Executive.  Further, in addition to any other remedies available to the Company, in the event Executive breaches any of the provisions of this Agreement, including but not limited to Sections 7 or 8, Executive agrees that any post-termination payments and benefits, if any, flowing to Executive from the Company, including but not limited to the Severance Package, shall be subject to termination, reduction, disgorgement or cancellation.

10.           Notices.  Any notice hereunder by either Party to the other shall be given in writing by personal delivery, telex, facsimile, overnight courier or certified mail, return receipt requested, addressed, if to the Company, to the attention of the President at the Company’s executive offices or to such other address as the Company may designate in writing at any time or from time to time to Executive, and if to Executive, to Executive’s most recent address on file with the Company.  Notice shall be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by telex or facsimile, on the business day following receipt of answer back or facsimile information or, if by certified mail, on the date shown on the applicable return receipt.

11.           Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, provided, however, that the Company may assign this Agreement without Executive’s consent in the event of a merger, acquisition, or transfer of all or substantially all of the assets of the Company with or to a third party (a “Merger”).  In the event of a Merger, the Company shall require in writing any successor Person to assume and agree to perform this Agreement; failure to so assume and agree shall constitute a Deemed Termination Condition for purposes of Section 5.1.2(d).

12.           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

13.           Expenses.  The Parties shall each pay their own respective expenses incident to the enforcement or interpretation of, or dispute resolution with respect to, this Agreement, including all fees and expenses of their counsel for all activities of such counsel undertaken pursuant to this Agreement.

14.           Waivers and Further Agreements.  Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the Party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.  Each of the Parties agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement.

15.           Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by both Parties.

16.           Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

17.           Counterparts.  This Agreement maybe executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.           Section Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.           Governing Law and Forum.  This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.  Any action, suit or other legal proceeding which may be commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the parties hereby consent to the jurisdiction of such court with respect to any action, suit or proceeding commenced in such court.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the Execution Date.

ARQULE, INC.		EXECUTIVE
By:	/s/ Paolo Pucci	By:	/s/ Brian Schwartz
Name: Paolo Pucci		Name: Brian Schwartz
Title: Chief Executive Officer

EXHIBIT A

Outside Activities

EXHIBIT B

ARQULE, INC. AMENDED AND RESTATED 1994 EQUITY INCENTIVE PLAN

Stock Option Terms And Conditions

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES WHICH HAVE BEEN ISSUED UNDER THE 1994 EQUITY INCENTIVE PLAN AND REGISTERED UNDER THE SECURITIES ACT OF 1933.

1.                                       Plan Incorporated by Reference.  This Option is issued pursuant to the terms of the Plan and may be amended as provided in the Plan.  Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan.  This certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference.  The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding.  Copies of the Plan may be obtained upon written request without charge from the Company.  This Option is intended to be an “incentive stock option” to the extent permissible under Section 422 of the Internal Revenue Code of 1986 (the “Code”), including the $100,000 limitation of Code Section 422(d).

2.                                       Option Price.  The price to be paid for each share of Common Stock issued upon exercise of the whole or any part of this Option is the Option Price set forth on the face of this certificate.

3.                                       Vesting Schedule.  This Option may be exercised at any time and from time to time over the number of shares and in accordance with the vesting schedule set forth on the face of this certificate, but only for the purchase of whole shares, provided that if Option Holder’s employment is terminated by the Company pursuant to Section 5.1 (including 5.1.2), 5.3 or 5.4 of the Employment Agreement between the Company and Option Holder dated April 15, 2008  (“Employment Agreement”), then this Option may be exercised at any time and from time to time over the number of shares and in accordance with the vesting schedule set forth in the applicable Section of the Employment Agreement and subject to the terms and conditions of such applicable Section of the Employment Agreement.  Notwithstanding the foregoing, this Option may not be exercised as to any shares after the Expiration Date.

4.                                       Method of Exercise.  To exercise this Option, the Option Holder shall deliver written notice of exercise to the Company specifying the number of shares with respect to which the Option is being exercised accompanied by payment of the Option Price for such shares in cash, by certified check or in such other form, including shares of Common Stock of the Company valued at their Fair Market Value on the date of delivery, as the Committee may approve.  Promptly following such a notice, the Company will deliver to the Option Holder a certificate representing the number of shares with respect to which the Option is being exercised.

5.                                       Rights as a Stockholder or Employee.  The Option Holder shall not have any rights in respect of shares as to which the Option shall not have been exercised and payment made as provided above.  The Option Holder shall not have any rights to continued employment by the Company or any group company by virtue of the grant of this Option.

6.                                       Recapitalization, Mergers, Etc.  As provided in the Plan, in the event of a corporate transaction affecting the Company’s outstanding Common Stock, the Committee shall equitably adjust the number and kind of shares subject to this Option and the exercise price hereunder or make provision for a cash payment.  If such transaction involves a consolidation or merger of the Company with another entity, the sale or exchange of all or substantially all of the assets of the Company or a reorganization or liquidation of the Company, then in lieu of the foregoing, the Committee may upon written notice to the Option Holder provide that this Option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised.  In connection with such notice, the Committee may in its discretion accelerate or waive any deferred exercise period.

7.                                       Option Not Transferable.  This Option is not transferable by the Option Holder other than upon the death of the Option Holder, in accordance with the Plan.

8.                                       Exercise of Option After Termination of Employment  Except as expressly set forth in this Paragraph 9 of this Agreement, if the Option Holder’s employment with (a) the Company, (b) a corporation (or parent or subsidiary corporation of such corporation) issuing or assuming a stock option in a transaction to which section 424(a) of the Code applies, is terminated for any reason, the Option Holder may exercise the rights which were available to the Option Holder at the time of such termination only within three months from the date of termination.  Upon the death of the Option Holder, his or her Designated Beneficiary shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights that were available to the Option Holder at the time of death.  It is understood and agreed, however, that any part of the Option intended to be an “incentive stock option” that is not exercised within three months following the date of termination will lose incentive stock option qualification and automatically convert to a Nonstatutory Stock Option for the remainder of the applicable exercise period.  Notwithstanding the foregoing, no rights under this Option may be exercised after the Expiration Date.

9.                                       Exercise of Option Upon Retirement.  Upon Retirement, as defined below, any unvested shares set forth on the face of this certificate shall vest, and this Option may be exercised in whole or part until the earlier of up to two years from the date of Retirement or the Expiration Date.  “Retirement” as to any Option Holder shall mean such person’s leaving the employment of the Company or an Affiliate after reaching age 55 with ten (10) years of full-time continuous service with the Company; provided, that the sum of the Option Holder’s age plus the number of years of continuous service equals or exceed seventy (70).

10.                                 Compliance with Securities Laws.  It shall be a condition to the Option Holder’s right to purchase shares of Common Stock hereunder that the Company may, in its discretion, require (a) that the shares of Common Stock reserved for issue upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed purchase shall be exempt from registration under that Act and the Option Holder shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Option Holder, or both.  The certificates representing the shares purchased under this Option may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

11.           Payment of Taxes.  To the extent applicable: The Option Holder shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld with respect to the exercise of this Option.  The Committee may, in its discretion, require any other Income taxes imposed on the sale of the shares to be paid by the Option Holder.  In the Committee’s discretion, such tax obligations may be paid by entering into some other arrangements to ensure that such amount is available to them or it (whether by authorizing the sale of some or all of the shares and payment to the Company or the member of the Group (as the case may be) of the requisite amount of the proceeds of sale or otherwise). The Company and any group company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Option Holder.

12.           Transfer of Personal Data.  By acknowledging and accepting this award, you understand that, in order to perform its requirements under the Plan, the Company may transfer and process personal data and/or sensitive personal data about you.  Such data may include but is not limited to personal and financial data about you and sale of shares purchased under the Plan from time to time.  You also hereby give explicit consent to the Company to transfer and process any such personal data and/or sensitive data outside the country in which you work or are employed including countries which may be outside the European Economic Area where there may be no legislation in relation to an individual’s rights concerning personal data.  This may also apply to other companies in the Company group, third party advisers and administrators or regulatory authorities.

13.           Special Tax Consequences.  The Option Holder acknowledges that, to the extent the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code), including this Option, are exercisable for the first time by the Option Holder during any calendar year (under the Plan and all other incentive stock option plans of the Company, any Subsidiary and any parent corporation thereof (within the meaning of Section 422 of the Code)) exceeds $100,000, such options shall be treated as Nonstatutory Options to the extent required by Section 422 of the Code.  The Option Holder further acknowledges that the rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted.  For purposes of these rules, the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

EXHIBIT C

Determination of Option Price

The exercise price of the Execution Stock Option is the Fair Market Value of ArQule’s Common Stock (as defined below) as of the Effective Date as defined in Section 1 of the Employment Agreement between the Company and Executive.

The Fair Market Value of ArQule’s Common Stock shall be the closing price of the Common Stock as reported by the NASDAQ National Market on the trading day of the commencement of Executive’s employment with the Company.

EXHIBIT D

Calculation of the Severance Payment

Pursuant to Section 5.1.1(a)(ii), the portion of Executive’s Severance Payment based on annual discretionary cash bonuses (“Bonus Severance”) awarded to Executive, if any, would be calculated in the following manner (in all examples, Executive’s Base Salary is assumed to be an annual rate of $325,000):

Example #1 — Executive terminated in 2008.

Bonus Severance = $113,750 (average of 35% deemed amount for two-year lookback period where Executive did not work for the Company).

Example #2 — Executive awarded a 30% bonus for 2008, terminated during 2009.

Bonus Severance = $105,625 (average of 30% Year 1 award ($97,500) and 35% deemed amount ($113,750) for the year during the two-year lookback period where Executive did not work for the Company).

Example #3 — Executive awarded a 30% bonus for 2008, a 0% bonus for 2009, terminated during 2010.

Bonus Severance = $48,750 (average of year 1 and year 2 bonuses actually awarded).